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                       June 24, 2020

       Michael A. Doyle
       Chief Financial Officer
       Forrester Research, Inc.
       60 Acorn Park Drive
       Cambridge, Massachusetts 02140

                                                        Re: Forrester Research,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 13,
2020
                                                            File No. 0-21433

       Dear Mr. Doyle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services
       cc:                                              Scott R. Chouinard,
Chief Accounting Officer